Exhibit 16.1

June 2, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Commissioners:

We have read the statements made by China Everhealth Corporation which was filed with the Commission, pursuant to General Instruction B of Form 6-K, as part of the Company’s Form 6-K report for the month of June 2011.  We agree with the statements concerning our Firm in such Form 6-K.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC